[HEALTH EXTRAS LOGO]




FOR IMMEDIATE RELEASE                            Contact: Michael P. Donovan
---------------------                            mdonovan@HealthExtras.com
                                                 HealthExtras, Inc.
                                                 301-548-2900

   HEALTHEXTRAS REPORTS RESULTS OF STOCKHOLDERS MEETING, APPOINTMENT OF A NEW
        INDEPENDENT DIRECTOR AND THE NAMING OF A CHIEF OPERATING OFFICER

ROCKVILLE, MD, JUNE 10, 2005 -- HEALTHEXTRAS, INC. (NASDAQ: HLEX), a pharmacy benefit management company, today announced that at the annual meeting of stockholders on June 7, 2005, HealthExtras' stockholders re-elected three directors, David T. Blair, Frederick H. Graefe and Thomas J. Graf, to new three year terms expiring at the annual meeting of stockholders in 2008. The stockholders also ratified the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2005.

In addition, the Company announced that Michael R. McDonnell has been appointed to the Board of Directors and will serve as Chairman of the Audit Committee and as the designated financial expert. With Mr. McDonnell's appointment, the Board now has eleven members. Since September 2004, Mr. McDonnell has served as Executive Vice President and Chief Financial Officer of MCG Capital Corporation (NASDAQ: MCGC), a financial services company providing financing and advisory services to a variety of middle market companies. From 2000 to 2004, Mr. McDonnell served as Chief Financial Officer of EchoStar Communications Corporation (NASDAQ: DISH) ("ECC"), and from 1986 to 2000, he was with PricewaterhouseCoopers LLP, where he was admitted as a partner in 1996.

The Company also announced that Mr. Nick Grujich has been named Executive Vice President and Chief Operating Officer. Mr. Grujich began his employment with HealthExtras' subsidiary, Catalyst Rx, in February of 2005. From 1997 to 2005, he served in various positions, including Director of Finance, Senior Director of Finance, and Vice President of Finance and Administration, at Eckerd Health Services, a division of Eckerd Corporation (which was a subsidiary of J.C. Penney Company, Inc. until August 2004), specializing in pharmacy benefit management and mail order pharmacy services. From 1994 to 1997, Mr. Grujich served as Assistant Controller, Director of Finance, and Director of Practice Management of Penn Group Medical Associates, an affiliate of Health America, a subsidiary of Coventry Health Care, Inc.

ABOUT HEALTHEXTRAS (WWW.HEALTHEXTRAS.COM)
                    --------------------

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company's integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.


THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION. THE FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE SIGNIFICANTLY IMPACTED BY CERTAIN RISKS AND UNCERTAINTIES DESCRIBED IN HEALTHEXTRAS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.